UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2026

RXO, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-41514	88-2183384
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11215 North Community House Road Charlotte, NC	28277
(Address of principal executive offices)	(Zip Code)

(980) 308-6058
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RXO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry Into a Material Definitive Agreement.

On February 20, 2026, RXO, Inc. (the “Company”) closed its previously announced offering of $400,000,000 in aggregate principal amount of its 6.375% Senior Notes due 2031 (the “Notes”). The Notes were issued pursuant to an Indenture, dated as of February 20, 2026 (the “Base Indenture”), between the Company and Regions Bank, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of February 20, 2026, among the Company, the guarantors named therein and the Trustee (the “Supplemental Indenture” and, the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”).

The Indenture provides, among other things, that the Notes will be senior unsecured obligations of the Company and will, until the first date after the issue date of the Notes on which the Notes have an investment grade rating by at least two rating agencies, be guaranteed on a senior unsecured basis by each of the Company’s wholly-owned domestic subsidiaries (other than certain excluded subsidiaries) that guarantees or becomes a borrower under the Company’s asset-based revolving credit facility or that guarantees certain capital markets indebtedness of the Company or any guarantor of the Notes. Interest is payable on the Notes on May 15 and November 15 of each year, beginning November 15, 2026. The Notes will mature on May 15, 2031.

The Company may redeem the Notes in whole or in part on or after May 15, 2028, at redemption prices of 103.188% or 101.594% of the principal amount thereof if the redemption occurs during the 12-month period beginning on May 15, 2028 or 2029, respectively, and a redemption price of 100.000% of the principal amount thereof on or after May 15, 2030, in each case plus accrued and unpaid interest to, but excluding, the redemption date. Prior to May 15, 2028, the Company may redeem up to 40% of the aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) with an amount equal to the net cash proceeds of one or more equity offerings, at a price equal to 106.375% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date, provided that at least 50% of the original aggregate principal amount of the Notes (calculated after giving effect to any issuance of additional Notes) remains outstanding after the redemption. Prior to May 15, 2028, the Issuer also may redeem the Notes in whole or in part at a redemption price equal to 100.000% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date plus a “make-whole” premium.

Subject to certain limitations, following a change of control repurchase event, the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of purchase.

The Notes will rank equally with all of the Company’s other unsecured senior indebtedness. The Notes will be effectively subordinated to any of the Company’s secured indebtedness, to the extent of the assets securing such indebtedness, and structurally subordinated to all of the debt and other liabilities of the Company’s non-guarantor subsidiaries.

The Indenture contains restrictive covenants that, among other things, limit the ability of the Company and its domestic principal subsidiaries to incur, issue, assume or guarantee any indebtedness secured by a lien on any principal properties and limit the Company’s ability to consolidate with or merge into another person or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property or assets to any other person. The foregoing limitations are subject to exceptions as set forth in the Indenture. The Indenture also provides for customary events of default.

Copies of the Base Indenture and Supplemental Indenture are filed as Exhibit 4.1 and Exhibit 4.2 hereto and are incorporated herein by reference. The above description of the material terms of the Indenture is not complete and is qualified in its entirety by reference to the Indenture.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Please see the discussion set forth under Item 1.01, “Entry into a Material Definitive Agreement,” of this Form 8-K, which discussion is incorporated herein by reference.

Item 8.01.	Other Events.

On February 20, 2026 (the “Redemption Date”), the Company completed the previously reported redemption (the “Redemption”) of all of its outstanding 7.500% Notes due 2027 (the “2027 Notes”). The 2027 Notes were redeemed using a portion of the net proceeds from the offering of the Notes at a redemption price of 101.875% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Redemption Date. As a result of the Redemption, no 2027 Notes remain outstanding.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of February 20, 2026, between RXO, Inc. and Regions Bank, as trustee.
4.2	First Supplemental Indenture, dated as of February 20, 2026, among RXO, Inc., the guarantors party thereto from time to time and Regions Bank, as trustee.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RXO, INC.

Date: February 20, 2026	By:	/s/ Jeffrey D. Firestone
Jeffrey D. Firestone
Chief Legal Officer and Corporate Secretary